Exhibit (j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated February 17, 2010, on the financial statements of Advance Capital I, Inc., comprised of the Equity Growth Fund, Balanced Fund, Retirement Income Fund and Core Equity Fund as of December 31, 2009, and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to Advance Capital I, Inc.’s Registration Statement on Form N-1A.
/S/ COHEN FUND AUDIT SERVICES, LTD.
Cohen Fund Audit Services, Ltd.
Westlake, Ohio
April 28, 2010